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                                                                    Exhibit h(v)
                            SHAREHOLDER SERVICES PLAN
                                       OF
                           THE RETAIL SERVICE CLASS OF
                             CIGNA MONEY MARKET FUND
                         (A SERIES OF CIGNA FUNDS GROUP)



         WHEREAS, CIGNA Money Market Fund (the "Fund") is a series of CIGNA Funds Group (the "Trust") a Massachusetts business trust engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of the Fund are or may be issued in three classes, designated the institutional class, the retail class and the retail service class, respectively;

         WHEREAS, on behalf of the Fund the Trust desires to appoint CIGNA Financial Services, Inc. ("CFS") to provide certain services to holders of the retail services class shares of the Fund under the terms and conditions described herein;

         NOW, THEREFORE, the Trust hereby adopts this Shareholder Services Plan (the "Plan"), on behalf of the retail service class shares of the Fund, and CFS hereby agrees to provide or cause to be provided the shareholders services described herein, subject to the following terms and conditions:

         1. The Fund is authorized to pay to CFS, as compensation for service activities (as defined in Paragraph 3 hereof) rendered to holders of the retail service class shares of the Fund by CFS, its affiliates or independent service providers, a periodic fee computed at a rate of twenty-five one-hundredths of one percent (.25%) of the average daily net assets of the retail service class of the Fund during each fiscal year. However, the Fund's payment shall be reduced to the extent necessary (if any) to cause the Fund to comply with the Act and applicable Internal Revenue Service rules and regulations (as same may be amended from time to time). Such payment shall be calculated daily and paid monthly. CFS is authorized to pay its affiliates or independent third party service providers for performing service activities consistent with this Plan.

         2. The Plan shall not take effect with respect to a class of shares of a Fund until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act)




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and who have no direct or indirect financial interest in the operation of the
Plan or any agreements related to it (the "Plan Trustees").

         3. CFS shall provide to the Board of Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with its performance of "service activities," as defined in this paragraph 3, and the purposes for which such expenditures were made. CFS shall submit only information regarding amounts expended for "service activities" to the Board of Trustees of the Trust in support of the amounts payable hereunder.

         For purposes of the Plan, "service activities" may include receiving, aggregating, and processing shareholder or beneficial owner (collectively, "shareholder") orders; providing and maintaining retirement account records; communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; answering questions and handling correspondence from shareholders about their accounts; and performing similar account administrative services.

         4. Amounts payable to CFS hereunder will be paid by the Fund to CFS until the Plan is terminated or not renewed with respect to the Fund. If the Plan is terminated or not renewed with respect to the Fund, any expenses incurred by CFS, its affiliates or independent third party service providers, on behalf of the Fund in excess of the payments of the amounts specified in Paragraph 1 hereof which CFS has received or accrued through the termination date are the sole responsibility and liability of CFS and are not obligations of the Fund.

         5. This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 2.

         6. This Plan may be terminated at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by a vote of a majority of the outstanding voting securities of the affected class of the Fund on not more than 30 days' written notice to CFS, or by notice upon 30 day's prior written notice by CFS to the Trust.

         7. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may




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be, the first two years of which shall be in an easily accessible place.

         8. The Plan may be amended at any time provided that any amendment to increase materially the amount of the payment provided for in Paragraph 1 is invalid and unenforceable unless such amendment is approved in the manner provided for initial approval in Paragraph 2 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in Paragraph 2 hereof.

         9. Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, the Trust, on behalf of the Fund, and CFS have executed this Shareholder Services Plan as of the ____ day of ___________, ____.


                               CIGNA FUNDS GROUP


                               By:___________________________________
                                      By:
                                      Its:



                               CIGNA FINANCIAL SERVICES, INC.


                               By:___________________________________
                                      By:
                                      Its:



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